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                                                                    Exhibit 99.1
Contact:
Lawrence H. N. Kinet
President and CEO
(847) 229-2222

                 AKSYS DIRECTOR RESIGNS, REMAINS A CONSULTANT


Lincolnshire, IL, May 25, 1999 -- Aksys, Ltd. (NASDAQ: AKSY), a pioneer in innovative dialysis systems, today announced that Rod Kenley, the Company's founder, has resigned as a Director of the Company but will continue to work with Aksys as a consultant.

Lawrence H.N. Kinet, President and Chief Executive Officer, said "We are very grateful to Rod for the important role he has played as founder and Director of Aksys over the past six years and we look forward to an ongoing relationship with him. We continue to make good progress toward completing final system software validation and we expect our clinical evaluation process to begin by the end of the third quarter."

Rod Kenley said, "Although I am no longer directly involved with this effort, I believe that the PHD(TM) System will fulfill most of the requirements and objectives on which the Company was founded. It is my expectation that the system as currently designed will prove both safe and effective. We were all very gratified with the conditional approval by the FDA of our IDE given the enormous effort that went into it."

Aksys, Ltd. is developing hemodialysis products and services for patients suffering from kidney failure. The Company's lead product in development, the PHD(TM) System, is a next generation hemodialysis system designed to improve clinical outcomes of patients and reduce mortality, morbidity and the associated high cost of patient care. Further information is available on Aksys' website: www.aksys.com.

This press release contains forward-looking statements that involve a number of risks and uncertainties. The Company's actual results could differ materially from the results identified or implied in any forward-looking statement and these statements are based on the Company's views as of the date they are made with respect to future events. Factors that could cause such a difference include, but are not limited to, risks related to the failure to meet development and manufacturing milestones on a timely basis, changes in GMP requirements, changing market conditions, and risks related to the regulatory approval process. Regulatory risks include whether and when the Company will obtain final approval of an Investigational Device Exemption (IDE), the timing, scope and results of the Company's clinical trials, and whether and when the Company will obtain clearance from the FDA of a 510(K) pre-market notification and what additional clinical and other data the Company might have to obtain in connection with seeking such clearance.

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